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                                                                      EXHIBIT 99

                                 August 8, 2000

eMcris Limited
P.O. Box 147
The Valley, Anguilla
British West Indies

          This letter sets forth our mutual agreement and understandings with respect to the role of eMcris Limited, an Anguilla corporation (the "Finder"), in connection with the transactions contemplated by the Operating Agreement dated as of April 27, 2000, as amended and restated as of even date herewith (the "Agreement"), by and between bSmart.to Technologies, Inc., a Delaware corporation ("Bravo"), and CZG Mobile Ventures, Inc., a Delaware corporation ("Charlie Sub") and a wholly owned subsidiary of Cotelligent USA, Inc., a California corporation ("Charlie USA"), and by the documents and instruments contemplated thereby.

          Upon the consummation of the transactions contemplated by the Agreement and the documents and instruments contemplated thereby, in full payment for and consideration of the Finder's role in introducing Bravo, Charlie Sub and Charlie USA and its financial advice and other assistance in structuring and implementing such transactions, Charlie USA shall pay to the Finder, on behalf of Charlie Sub, a fee of $2,500,000, of which $2,250,000 shall be made by wire transfer of immediately available funds to an account designated by the Finder and the remaining $250,000 shall be paid to Bravo.

          Nothing in this letter agreement is intended by the parties to create any fiduciary relationship among them, nor to constitute any of them an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose. With respect to all matters relating to this letter agreement, the parties shall be deemed to be independent contractors and shall bear their own expenses in connection with this letter agreement. No party shall have, nor shall any party hold itself out as having, the power to make contracts in the name of or binding on any other party or to obligate any other party in any way whatsoever.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

          This letter agreement embodies the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by each of the parties hereto.
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          This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same letter agreement.


                              COTELLIGENT USA, INC.

                                   /s/ DAN E. JACKSON
                              By:________________________
                              Name:  Dan E. Jackson
                              Title: Executive Vice President,
                                     Chief Financial Officer and Treasurer

Acknowledged and Agreed:

EMCRIS LIMITED

    /s/  PETER STUART-BUTTLE
By:_________________________
Name:  Peter Stuart-Buttle
Title: Director


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